UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33402 (Commission File Number)	72-1252405 (I.R.S. Employer Identification No.)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
          On June 10, 2010, Trico Marine Services, Inc. (the “Company”) announced the following:
          The Company referenced its disclosure in its Quarterly Report on Form 10-Q for the period ended March 31, 2010 that it might avail itself of a 30-day grace period with respect to the approximately $8 million interest payment due on May 15, 2010 on its 8.125% secured convertible debentures due 2013, stated that there was no assurance that the Company would be able to make such interest payment before the end of the grace period, and discussed the consequences that would or could ensue from such a failure to make such payment, including the possibility that all of the Company’s outstanding indebtedness would become callable by its creditors. The Company did not make the interest payment in question on May 15, 2010. As of June 10, 2010, the Company’s forecasted cash and available credit capacity are not sufficient to enable it to make the missed payment prior to the end of the grace period. However, the Company and its financial advisor, Evercore Partners, are in discussions with some of the Company’s existing debtholders regarding the waiver of certain defaults and/or cross-defaults, and/or obtaining a forbearance from the exercise of remedies upon certain defaults and/or cross-defaults. In addition, the Company and Evercore Partners are in discussions with various potential lenders and some of the Company’s existing debtholders regarding obtaining additional financing in connection with a possible proceeding under Chapter 11 of the United States bankruptcy code. However, the Company may not obtain such liquidity, waivers and forbearances prior to the end of the grace period, and therefore may be required to seek protection under the bankruptcy laws either at the end of the grace period referred to above or at such time as any waivers or forbearances cease to be in effect. For a more complete description of risks to which the Company and its business are subject, please see the risk factors set forth in Item 1A of Part II of our 2nd Quarter 10-Q, together with the risk factors set forth in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 10, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Suzanne B. Kean
	Name:	Suzanne B. Kean
	Title:	Vice President and General Counsel